UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 24, 2005

MONEYFLOW SYSTEMS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	333-74928	52-2325923
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite N, 7003 - Fifth Street SE, Calgary, Alberta T2H 2G2
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:
(403) 319-0236

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. ACQUISITION OR DISPOSITION OF ASSETS

On March 24, 2004, MoneyFlow Systems International Inc. (the "Company") announced the agreement for the negotiated the sale of Interglobe Investigation Services Inc. ("Interglobe") wherein the Company agreed to sell its interest in Interglobe to Already Checked, Inc. in exchange for a participating interest in that corporate entity. MoneyFlow will receive 9 million shares of Already Checked, Inc., a carried 17.1% interest in the new business. MoneyFlow will not have any ongoing financial obligations toward the business operations of Interglobe but will continue to have Interglobe represent its line of surveillance equipment through an exclusive agency agreement. If determined necessary the Company will also incorporate in any Pro Forma financial statements to be filed by amendment to this Form 8-K Current Report the details of the sale. The Company is of the view that this will adequately describe the financial impact of the transaction.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On March 24, 2005, the Company issued a press release announcing that the sale of Interglobe Investigative Services had been negotiated and that Mr. Moriarity would be acting as President of the acquiring corporate entity. The Company further reported that Mr. Moriarity tendered his resignation as a director of MoneyFlow in advance of and in connection with the transition. Information regarding related party transactions between the Company and Mr. Moriarity is contained in Item 2.01 above.

A copy of the Company's press release announcing the conclusion of the transaction and Mr. Moriarity's resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

2.1	SHARE EXCHANGE AGREEMENT Between MoneyFlow Systems International Inc. and Already Checked, Inc. dated March 15, 2005.

99.1	MoneyFlow Systems International Inc. News release dated March 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on March 28, 2005.

Moneyflow Systems International Inc.,
a Nevada corporation

By: /s/ Harold F. Schultz
--------------------------------
Harold F. Schultz, President and CEO